UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING - May 23, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 23, 2012 at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois.

We will present a report on Horace Mann’s current affairs and Shareholders will have an opportunity for questions and comments.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Gabriel L. Shaheen	Peter H. Heckman
Chairman of the Board	President and Chief Executive Officer

Springfield, Illinois

April 9, 2012

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 23, 2012

Time:	9:00 a.m. Central Daylight Saving Time

Place:	Abraham Lincoln Presidential Library
112 North Sixth Street
Springfield, Illinois

Purpose:	1. Elect eight Directors named in the Proxy Statement.

2. Approve an amendment to the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan which will make 2.2 million additional shares of Common Stock available under the Plan and will include a fungible share pool.

3. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2012.
4. Approve the advisory resolution on Named Executive Officers’ compensation.
5. Conduct other business, if properly raised.

Record Date:	March 26, 2012 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 9, 2012. Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or vote in person.

Brokers are not permitted to vote on the election of directors, the amendment to the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan, or the advisory resolution on Named Executive Officers’ compensation without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you vote your shares, your shares will not be voted regarding these proposals.

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 23, 2012. The Proxy Statement and Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC”, the “Company” or “Horace Mann”) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 23, 2012 at 9:00 a.m. Central Daylight Saving Time at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois and at any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are being first made available to shareholders of the Company (“Shareholders”) on or about April 9, 2012.

The Board has fixed the close of business on March 26, 2012 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 39,780,007 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect eight Directors named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified, (2) approve an amendment to the HMEC 2010 Comprehensive Executive Compensation Plan which will make 2.2 million additional shares of Common Stock available under the Plan and will include a fungible share pool, (3) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2012, and (4) approve the advisory resolution on Named Executive Officers’ compensation.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (“Annual Report”), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about February 29, 2012.

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials (“Notice”) to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K (together the “Proxy Materials”). If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an e-mail message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via e-mail, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via e-mail this year. If you received a Notice by mail and would like to receive your Proxy Materials via e-mail, please follow the instructions included in the Notice.

How to Vote

(1)

Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Supplemental Retirement and Savings 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors, approval of the amendment to the HMEC 2010 Comprehensive Executive Compensation Plan, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and approval of the advisory resolution on Named Executive Officers’ compensation under the Company’s By-Laws. In addition, the rules of the New York Stock Exchange (“NYSE”) contain separate approval requirements for approval of the amendment to the HMEC 2010 Comprehensive Executive Compensation Plan. Under these rules, the minimum vote which will constitute approval of this proposal is a majority of votes cast, provided that the total votes cast on this proposal represent over 50% of the shares of Common Stock entitled to vote on the proposal at the Annual Meeting.

Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under NYSE rules, brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have no effect on the outcome of the vote.

For this Annual Meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on only Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1 - Election of Eight Directors

The By-Laws of the Company provide for the Company to have not less than five or more than fifteen Directors. The following eight persons currently are serving as Directors of the Company: Mary H. Futrell, Stephen J. Hasenmiller, Peter H. Heckman, Ronald J. Helow, Gabriel L. Shaheen, Roger J. Steinbecker, Robert Stricker and Charles R. Wright. The terms of the current Directors expire at the Annual Meeting.

The Board of Directors believes it is necessary for each of the Company’s Directors to possess a variety of qualities and skills. The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualifications as independent, as well as consideration of skills, experience, diversity and age in the context of the needs of the Board. The Nominating & Governance Committee does not have a formal diversity policy; however, the Board and the Nominating & Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating & Governance Committee assesses the effectiveness of the criteria described above when evaluating new Board candidates and when assessing the composition of the Board as a whole.

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Dr. Futrell, Mr. Hasenmiller, Mr. Heckman, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 15, 2012, is provided with respect to each Board Nominee:

Mary H. Futrell, 71

Dr. Futrell has been a Director of the Company since February 2001. She is Co-Director of the Center for Curriculum, Standards and Technology, a position she has held since 1990, at The George Washington University. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999; previously, she served as Dean of the Graduate School of Education and Human Development, a position she held from 1995 to 2010, and Associate Professor from 1992 to 1999. Dr. Futrell currently serves as a member of the Boards of Directors of K-12 Inc., Kettering Foundation, International Council on Education for Teaching, Virginia State University and Lynchburg College. She is also Founding President of Education International and past President of the National Education Association and the Virginia Education Association. Dr. Futrell’s experience in the educational community gives her unique insights into the Company’s niche market and the opportunities and challenges within that market.

Stephen J. Hasenmiller, 62

Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President – Personal Lines. Mr. Hasenmiller’s prior affiliations include his tenure as Chairman of the Personal Lines Committee of the American Insurance Association (1999-2001) and membership on the Boards of Directors of the Institute for Business & Home Safety (1996-2001) and the Insurance Institute for Highway Safety (1995-2001). Mr. Hasenmiller’s seasoned insurance background in the personal lines business and his understanding of complex insurance issues provide the Board a valuable perspective.

Peter H. Heckman, 66

Mr. Heckman was appointed to his present position as Director, President and Chief Executive Officer (“CEO”) in October 2010. He joined the Company in April 2000 as Executive Vice President and Chief Financial Officer. Mr. Heckman previously served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has 40 years of experience in the insurance industry. Mr. Heckman’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

Ronald J. Helow, 67

Mr. Helow has been a Director of the Company since September 2009. He is managing director of New Course Advisors, a consulting firm he founded in 2008 to advise companies on how to use advanced technologies to create a competitive advantage. Mr. Helow served from 2001 to 2008 as Partner and Chief Technology Officer at NxtStar Ventures, LLC, a firm providing consulting services to life insurance and retail financial services businesses, and founded Registry Systems Corporation in 1990 to custom design and implement mission critical projects using advanced computer technologies for insurance companies. Mr. Helow’s past experience in developing and securing solutions to insurance company operating challenges through technology brings to the Board unique knowledge and perspective.

Gabriel L. Shaheen, 58

Mr. Shaheen has been a Director of the Company since September 2007. He was elected Chairman of the Board in May 2010. Mr. Shaheen retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been Chief Executive Officer of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, firms providing consulting services to life insurance and retail financial services businesses. He is currently a member of the Board of Directors of Steel Dynamics, Inc., one of the largest steel producers and metals recyclers in the United States. Mr. Shaheen holds the Fellow of the Society of Actuaries designation and his insurance experience, technical insurance expertise and leadership background are valuable Board resources and contribute to Board discussion of issues impacting the Company.

Roger J. Steinbecker, 69

Mr. Steinbecker has been a Director of the Company since July 2006. He retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP (“PwC”), an auditing and accounting firm. During this time with PwC, he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices. For more than 20 years, he served as the chairman of the board and/or audit committee of numerous prominent not-for-profit organizations. He is currently a member of the Boards of Directors of Xedar Corporation, Mercy East Communities and the Jefferson Club of the University of Missouri. Mr. Steinbecker holds the Certified Public Accountant designation, has an extensive audit and accounting background, and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

Robert Stricker, 65

Mr. Stricker has been a Director of the Company since December 2009. He retired from Shenkman Capital Management, Inc., an investment management firm, in March 2009 as Senior Vice President and Principal. Prior to joining Shenkman, he served as Managing Director, Head of U.S. Fixed Income, Citigroup Asset Management at Citigroup, Inc. from 1994 to 2001. Mr. Stricker has over 35 years of experience in the financial services industry. He currently serves as a Director of the CQS Directional Opportunities Feeder Fund Ltd. and CQS Credit Long Short Feeder Fund Ltd. and on the OPEB Trust Board of the town of Greenwich, Connecticut. Mr. Stricker holds the Chartered Financial Analyst designation and his investment knowledge and financial services industry experience provide the Board with financial insights and assist the Board in its oversight responsibilities.

Charles R. Wright, 70

Mr. Wright has been a Director of the Company since September 2007. He retired in 2004 after 41 years of service at State Farm Mutual Automobile Insurance Company as Senior Executive Vice President and Chief Agency and Marketing Officer, where he served as a member of the Boards of State Farm Mutual and other major State Farm affiliates until his retirement. Mr. Wright holds the Chartered Life Underwriter and Chartered Financial Consultant designations and he is past Chairman of the Board of the American College, the grantor of these designations. Mr. Wright’s knowledge and understanding of agent distribution channels, insurance operations and insurance marketing challenges contribute to Board understanding and discussions of issues impacting the Company.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 25, 2011.

The Board recommends that Shareholders vote FOR the election of these eight nominees as Directors.

Proposal No. 2 - Approval of an Amendment to the HMEC 2010 Comprehensive Executive Compensation Plan

Introduction

At the Annual Meeting, Shareholders will be asked to approve an amendment to the HMEC 2010 Comprehensive Executive Compensation Plan (“CECP”) increasing the number of shares of Common Stock authorized for issuance thereunder by 2.2 million and implementing a fungible share pool whereby grants of full-value awards (as defined below under “Shares Reserved and Award Limits”) will count against the share limit as two and one half shares for every one share subject to such award. The CECP was originally approved at our 2010 Annual Meeting of Shareholders and became effective on May 27, 2010. When the CECP was created in 2010, it contained an original authorization of 1,913,608 shares of Common Stock plus the number of shares subject to awards under the CECP and the Preexisting Plans (as defined in the CECP) which became available in accordance with Section 5.02 of the CECP after May 27, 2010. As of March 15, 2012, 8,458,200 shares of Common Stock have been subject to awards granted or otherwise issued under the CECP, leaving only 1,141,800 shares for future grants. The Board continues to believe that grants under the CECP constitute an excellent tool to motivate employees of the Company and to align their interests with Shareholders, as is discussed in more detail in the Compensation Discussion and Analysis contained herein. As a result, on March 7, 2012, the Board unanimously approved the amendment to the CECP increasing the number of shares available for issuance by 2.2 million and implementing a fungible share pool and recommends that Shareholders approve the amendment. The reason for the requested increase is to make shares available for future grants under the CECP. The increase in the number of shares is believed by the Board to be a reasonable number to provide flexibility to the Board to make such grants for a number of years to come. The fungible share pool helps us manage the higher cost associated with granting full-value awards. The text of the proposed amendment is attached hereto as Exhibit 1.

As of March 15, 2012, 734,679 shares were subject to outstanding unvested awards of stock options under the CECP, with a weighted average exercise price of $15.47 and an average remaining term of 6 years. Also as of March 15, 2012, 1,923,347 shares were subject to outstanding vested awards of stock options under the CECP, with a weighted average exercise price of $15.46 and an average remaining term of 2 years. In addition, as of March 15, 2012, 950,402 shares were subject to outstanding unvested awards of restricted stock units and 580,446 shares were subject to vested awards for which settlement is deferred.

Description of the HMEC 2010 Comprehensive Executive Compensation Plan

The following is a brief description of the material features of the CECP. This description is qualified in its entirety by reference to the full text of the CECP, a copy of which can be found in Exhibit 1 (beginning on page E-1) to our Proxy Statement, filed with the SEC on April 9, 2010, and by reference to the proposed amendment to the CECP, attached hereto as Exhibit 1. Terms used in this description have the same meaning as defined in the CECP.

General.    The CECP is intended to attract, retain, motivate and reward employees, non-employee directors and other persons providing substantial services to the Company and its affiliates; to provide equitable and competitive compensation opportunities, including deferral opportunities; to encourage long-term service; to recognize individual contributions and reward achievement of Company goals and to promote creation of long-term value for Shareholders by closely aligning the interests of employees and other participants with the interests of Shareholders.

Eligibility.    Executive officers and other employees of the Company and its affiliates, and non-employee directors, consultants and others who provide substantial services to the Company and its affiliates, are eligible to be granted awards and thereby become participants under the CECP. In addition, any person who has been offered employment by the Company or an affiliate may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. Approximately 1,580 employees and 7 non-employee directors qualify to participate in the CECP as of March 15, 2012.

Administration.    The CECP is administered by the Compensation Committee (the “Committee”), except that the full Board may itself perform any function of the Committee for purposes of the CECP except as otherwise limited by the By-laws of the Company or exchange listing requirements, and the full Board will act as the Committee for purposes of granting awards to non-employee Directors. (References in this summary to the “Committee” will include the Board when so acting.) Subject to the terms and conditions of the CECP, the Committee is authorized to select participants; determine the type and size of awards; specify grant, exercise and settlement dates, performance and deferral conditions; and all other matters relating to awards. The Committee is also authorized to prescribe forms of award agreements, specify rules and regulations relating to the CECP, amend award agreements, construe and interpret the CECP and make all other determinations which may be necessary or advisable for the administration of the CECP, in its discretion. Awards and Accounts are subject to the Company’s policy on recoveries and such other terms and conditions as the Committee may impose in the event the Committee determines a participant’s own misconduct contributed materially to his or her receipt of unearned amounts of cash, Common Stock or other property.

The Committee may act through subcommittees and delegate to management of the Company the authority to perform such functions, including administrative functions, as the Committee may determine. The CECP provides that members of the Committee and persons acting on the Committee’s behalf shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the CECP.

Shares Reserved and Award Limits.    The total number of shares that may be delivered pursuant to awards under the CECP is currently 1,913,608 shares of Common Stock plus the number of shares subject to awards under the CECP and the Preexisting Plans which become available in accordance with Section 5.02 of the CECP after May 27, 2010. If the amendment to the CECP is approved, an additional 2.2 million shares of Common Stock will be reserved for issuance under the CECP.

Shares that become available because an award under the CECP is cancelled, expired, forfeited, or otherwise terminated or settled without delivery of shares will again be available for awards under the CECP. All of the shares reserved may be delivered in connection with any type of award, including full-value awards (which are awards other than options, stock appreciation rights (“SARs”) and awards under which the participant has paid the intrinsic value, either directly or in exchange for (or by foregoing) a right to receive a cash payment from the Company equal to the intrinsic value of the award); provided, however, that any shares granted under Options or SARs shall be counted against the share limit on a one-for-one basis and any shares granted as full-value Awards shall be counted against the share limit as two and one half (2.5) shares for every one (1) share subject to such Award. The following shares of Stock will not be added back (or with respect to awards under a Preexisting Plan, will not be added) to the aggregate number of shares of Stock available for issuance: (i) shares of Stock that were subject to an SAR that was settled in stock (or a stock appreciation right granted under a Preexisting Plan that was settled in stock), (ii) shares of Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Preexisting Plan), (iii) shares of Stock delivered to or withheld by the Company to pay the withholding taxes related to an Option or SAR (or an option or stock appreciation right granted under a Preexisting Plan), or (iv) shares of Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Preexisting Plan). Any shares of Stock that again become available for grant (or with respect to awards under a Preexisting Plan, are added to the aggregate number of shares of Stock available for issuance) pursuant to Section 5.02 of the CECP shall be added back as one (1) share of Stock if such shares were subject to Options or SARs granted under the Plan or options or stock appreciation rights granted under a Preexisting Plan, and as two and one half (2.5) shares of Stock if such shares were subject to full-value Awards granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Preexisting Plans. Shares delivered under the CECP may be either newly issued or treasury shares.

For awards that are intended to qualify as performance-based compensation not subject to the limitation on deductibility under Section 162(m) of the Code, the CECP limits the amount of awards that may be granted to any one participant in a given year to 500,000 shares, and the maximum amount payable as a cash award for any performance period may not exceed $2.5 million per calendar year. In the case of a multi-year performance period, the share limit and the dollar limit apply to each calendar year or portion thereof in the performance period. These limits apply only to awards under the CECP that are intended to qualify as performance-based for purposes of Section 162(m), and do not apply to other awards or limit the Company’s ability to enter into compensation arrangements outside of the CECP.

Adjustments to the aggregate number and kind of shares of Common Stock which may be delivered in connection with awards or deferred cash accounts under the CECP (whether outstanding or to be granted), the share limitations described above, the exercise price, grant price or purchase price relating to any award, and in the terms of Common Stock equivalent units under the CECP are authorized (or if appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding award), in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affecting the Common Stock. The Committee is also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of participants with respect to such awards. Such adjustments to awards intended to qualify as performance-based must conform to requirements imposed by Section 162(m).

For more information on the total number of shares available under the Company’s equity compensation plans and subject to outstanding options and other awards and rights as of the end of the last fiscal year, see “Equity Compensation Plan Information”.

Awards - Overview.    Awards under the CECP may generally be grouped into:

•

Stock awards, including options (which may be non-qualified stock options or incentive stock options (“ISOs”)), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), Common Stock equivalent units (“CSUs”), stock granted as a bonus or in lieu of another award, dividend equivalents, or other stock-based awards;

•	Performance-based awards, which may be paid in cash or may be denominated in shares of Common Stock and/or settled by delivery of Common Stock.

The CECP also permits deferrals of certain amounts otherwise payable in cash through the deferred cash sub-plan. Deferrals of stock awards other than options and SARs are also available. The following summarizes those stock awards, performance awards, and the deferred cash sub-plan.

Stock Options and SARs.    The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. ISOs may only be granted to employees. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated base price. The exercise price of an option and the base price of a SAR are determined by the Committee, but the exercise price of an option may not be less than the fair market value of the Common Stock on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable, the conditions and circumstances for exercise (including performance goals and service requirements), the manner for payment of the option exercise price and settlement of the award (which is in Common Stock for options but may be cash, Common Stock or other property for SARs) are as determined by the Committee.

Restricted Stock.    The Committee is authorized to grant restricted stock subject to such restrictions (which may include risks of forfeiture and transferability restrictions) as the Committee deems appropriate. Restrictions may lapse based on performance criteria or future service requirements. During the restriction period restricted stock may not be sold and will be forfeited in the event of termination of employment in specified circumstances. Dividends paid on restricted stock during the restriction period may be, as determined by the Committee, paid to the participant, reinvested in restricted stock subject to the same restrictions, or paid on a deferred basis.

RSUs and CSUs.    RSUs give a participant the right to receive Common Stock at the end of a specified deferral period upon lapse of a substantial risk of forfeiture unless the settlement date is deferred at the election of the grantee. CSUs give a participant the right to receive Common Stock upon lapse of a restriction period, during which conditions as described for restricted stock above may apply. RSUs and CSUs may be settled in cash, Common Stock or other property.

Dividend Equivalents.    The Committee may grant dividend equivalents. These are rights to receive cash, Common Stock, other awards or other property equivalent in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. The awards may be granted on a stand-alone basis or in conjunction with another award, except that they may not be granted with respect to stock options and SARs. Dividend equivalents may provide for payment when accrued or for deferral (and deemed invested in Common Stock, awards, or other investment vehicles, and may be subject to risks of forfeitures, restrictions on transferability, and other conditions as the Committee determines). Dividend equivalents on performance-based awards will be forfeited if the underlying awards are forfeited or if the performance criteria are not satisfied or deemed satisfied.

Other Awards.    The Committee may grant other awards that are denominated or payable in cash, or valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration, if any, to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant Common Stock as a bonus free of restrictions, or to grant Common Stock or other awards (including cash) in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-based Awards.    The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. Performance is determined by such business criteria or other measures as the Committee deems appropriate. After the end of the performance period, the Committee determines the amount actually payable under the award, and has the discretion to reduce or increase the amount payable to any participant, except that discretionary increases may not be applied to awards intended to qualify as performance-based compensation under Section 162(m) of the Code.

In the case of awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee will select the business criteria used in establishing performance goals from among the following:

•	insurance premiums written, insurance premiums earned, contract deposits, contract charges earned, or policies or contracts in force;
•	income before realized investment gains and losses (operating income), before or after taxes, and income before or after interest, depreciation, amortization, or extraordinary or special items;
•

income before realized investment gains and losses (operating income) per common share (basic or diluted), and income before realized investment gains and losses (operating income) from continuing operations per common share (basic or diluted);

•	return on equity, return on assets (gross or net), return on investment, or return on capital;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;
•	book value of Common Stock, including or excluding the effect of unrealized investment gains and losses (FAS 115 or any successor thereto);
•	net interest margin;
•	annuity accumulated value and annuity accumulated value persistency;
•	net investment income and realized investment gains or losses (including on a per share basis);
•	economic value created;
•	operating margin or profit margin;
•	expense ratios;
•	stock price or total shareholder return;
•	dividends, including as a percentage of net income;
•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, sales units, agent growth and goals relating to acquisitions, divestitures or joint ventures;

•	satisfaction of hiring goals;
•	results of objective customer satisfaction surveys;
•	satisfaction of diversity goals;
•	enterprise management; or
•	succession planning.

The Committee retains discretion to set the targeted level of performance for a given business criterion that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, including published or special indices covering multiple companies. The Committee may provide in any performance award that any evaluation of performance may include or exclude unusually large catastrophe losses which aggregate (net of reinsurance) in excess of “planned” catastrophe losses; asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; any reorganization and restructuring programs; acquisitions or divestitures; extraordinary items identified in the Company’s audited financial statements, including footnotes; annual incentive payments or other bonuses; or capital charges.

The Committee generally must establish the terms of performance awards, including the applicable performance goals, the corresponding amounts payable (subject to per-person limits), and other terms of settlement, not later than the earlier of 90 days after the beginning of the performance period, or the date on which 25% of the performance period has elapsed. The Committee may establish an unfunded performance award pool based on the performance goals and criteria listed above, with the maximum amount payable to any participant in the pool being a stated percentage of the bonus pool (not in excess of 100% of the bonus pool in the aggregate).

Before settlement of a performance award intended to qualify as performance-based compensation, under Section 162(m) of the Code, the Committee must certify the level of attainment of the performance goal and satisfaction of any other material terms of the performance award. Determinations of the Committee with respect to such awards must be in writing.

Deferred Cash Sub-Plan.    The CECP includes a separate sub-plan providing for deferrals of certain amounts otherwise payable in cash. Under the sub-plan, an employee of the Company or its affiliate eligible for long-term bonus compensation may elect to defer such compensation, and a non-employee Director may elect to defer all or a portion of his or her cash Director compensation. Deferral elections must be made before the start of the calendar year in which the compensation is earned (or within 30 days of the date an individual first becomes eligible for long-term bonus compensation or becomes a non-employee Director).

Deferred amounts are converted into Common Stock equivalent units as of the date they would otherwise have been paid in cash (based upon the fair market value of Common Stock on that date) and credited to a stock equivalent account, and (except for individuals whose separation from service occurs before the dividend record date), also credited with dividend equivalents. Deferred stock equivalent accounts are distributed on a distribution date, and in a lump sum or installment form, as elected by the participant. Such elections must be made before the start of the calendar year in which the compensation is earned (or on becoming a new participant) and may not be changed thereafter, except that distributions may be made upon an unforeseeable emergency or upon a Change in Control.

The Company intends that amounts deferred under the sub-plan be either exempt from or comply with the restrictions on deferred compensation under Section 409A of the Code.

Change in Control.    In the event of a Change in Control of the Company, unless otherwise provided in the award agreement, the Committee may without the consent of the participant provide for the assumption or substitution of, or adjustment to, any outstanding award, the acceleration of the vesting of the award and termination of any restrictions or performance conditions on the award, or the cancellation of the award or agreement for payment to the participant in cash or other property, and may provide for such changes to occur upon the Change in Control or upon termination of employment within a fixed time after the Change in Control.

For these purposes a “Change in Control” generally occurs if (i) any one person or group becomes the owner of more than 50% of the fair market value or total voting power of the stock of the Company through any combination of previously owned stock or stock acquisitions, (ii) if any one person or group acquires more than 30% of the fair market value or total voting power of the stock of the Company through acquisitions over a 12-month period, or (iii) a majority of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

For awards granted before the effective date of the CECP, unless the Award agreement provides otherwise, “Change in Control” occurs upon (i) approval by Shareholders of a merger, reorganization, consolidation, or similar transaction in which the Company is not the surviving corporation or in which Common Stock would be converted to cash, securities or other property, other than a merger in which the ownership percentage of any Shareholder is not decreased by 10% or more (except by virtue of odd lot transactions), (ii) Shareholder approval of a liquidation, dissolution or sale of substantially all assets, (iii) any “person” becomes the owner, directly or indirectly, of more than 50% of the Company, and (iv) certain changes of more than half of the membership of the Board of Directors.

Awards that are deferred compensation subject to Section 409A of the Code, will become vested, any applicable restrictions shall lapse, and the award will be settled as soon as practicable, if the participant has a termination of employment initiated by the Company or an affiliate other than for cause within one year after the Change in Control; and deferred stock accounts under the deferred cash sub-plan will be paid in cash within 10 days of the Change in Control. For these purposes the Change in Control must meet the applicable definition above and must also be a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of regulations under Section 409A of the Code.

The Committee may provide for a different definition of Change in Control, and different consequences for a Change in Control, in any award agreement.

Amendment and Termination.    The Board, on recommendation of the Compensation Committee, may amend or terminate the CECP without Shareholder approval, unless such approval is required to enable the CECP to satisfy any applicable federal or state statutory or regulatory requirements. However,

•	no such Board action may materially and adversely affect an outstanding award (or existing account) without the consent of the participant;
•	the Committee may not amend or replace previously granted options in a transaction that constitutes a “repricing” under New York Stock Exchange rules; and
•	no amendment or termination of the CECP may accelerate the date of payment or distribution of any deferred compensation subject to Section 409A of the Code.

Unless earlier terminated, the CECP will terminate at such time that no shares reserved under the CECP remain available and the Company has no further obligation with respect to any outstanding award, except no ISOs may be granted more than 10 years after the earlier of Board or Shareholder approval of the CECP.

Federal Income Tax Implications of the HMEC 2010 Comprehensive Executive Compensation Plan

The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the CECP. The following discussion of federal income tax consequences of the CECP is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by CECP participants, who are urged to consult their individual tax advisors.

Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: the grant of an option or a SAR will create no federal income tax consequences for the participant or the Company; a participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon disposition of shares acquired from the exercise of an ISO before the end of the applicable ISO holding period, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares. The tax basis normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of a SAR generally will result in a short-term or long-term capital gain or loss measured by the difference between the sale price and the tax basis in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but not relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding period before selling the shares.

Some options and SARs, such as those with deferral features and a SAR settleable in cash, may be subject to Section 409A, which regulates deferral arrangements. In such cases, the distribution to the participant of shares or cash relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or SAR (subject to limited exceptions). If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution, with the amount of ordinary income equal to the distribution date value of the shares less any exercise price actually paid. The Company would not be entitled to a tax deduction at the time of exercise but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the CECP to meet applicable requirements under Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of vested RSUs or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares are actually delivered, and the Company’s right to claim a tax deduction will be deferred until that time. However, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts when either the transferability restriction or risk of forfeiture lapses, whichever is earlier. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant as long as the deductibility limitations of Section 162(m) of the Code do not apply, as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals), and amounts deferred under the deferred cash sub-plan, will be subject to Section 409A. Certain participant elections and the timing of distributions relating to such awards or deferrals must meet requirements under Section 409A in order for income taxation to be deferred and tax penalties avoided by the participant upon vesting of the award or deferral.

As discussed above, compensation that qualifies as performance-based compensation is excluded from the $1 million deductibility cap of Section 162(m) and therefore remains fully deductible by the company that pays it. Under the CECP, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying Stock at the date of grant, annual incentive awards to employees the Committee expects to be Covered Employees at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such performance-based compensation. A number of requirements must be met in order for particular compensation to so qualify. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. As such, there can be no assurance that such compensation under the CECP will be fully deductible under all circumstances. In addition, other time-vested awards under the CECP, such as restricted stock, RSUs and CSUs, generally will not so qualify, so that compensation paid to Covered Employees in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, may not be deductible by the Company as a result of Section 162(m).

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the CECP. This discussion is not intended to be tax guidance to participants in the CECP, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws. The summary is not intended or written to be used, and cannot be used, for the purposes of avoiding tax penalties.

New Plan Benefits Under the HMEC 2010 Comprehensive Executive Compensation Plan

The benefits that will be awarded or paid in the future under the CECP are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information about awards granted in fiscal year 2011 under the CECP to the Company’s Named Executive Officers can be found in the table under the heading “Grants of Plan-Based Awards” in this Proxy Statement. As of March 15, 2012, the closing price of a share of the Company’s Common Stock was $17.79.

The Board of Directors considers the HMEC 2010 Comprehensive Executive Compensation Plan and the amendment thereto to be in the best interests of the Company and its Shareholders and therefore recommends that Shareholders vote FOR approval of the amendment to the HMEC 2010 Comprehensive Executive Compensation Plan which will make 2.2  million additional shares of Common Stock available under the Plan and will include a fungible share pool.

Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2012 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2011. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2012.

Proposal No. 4 - Approval of the Advisory Resolution on Named Executive Officers’ Compensation

The Board is asking Shareholders to approve an advisory resolution on the Company’s Named Executive Officers’ compensation as reported in this Proxy Statement. The Compensation Committee has structured our Named Executive Officers’ compensation program as described below under “Executive Compensation – Compensation Discussion and Analysis”.

The Board recommends that Shareholders read the “Compensation Discussion and Analysis” (“CD&A”) included in this Proxy Statement, which describes in more detail how our Executive Compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative included within the “CD&A”, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “CD&A” are effective in achieving our goals.

In accordance with Section 14(a) of the Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2012 Annual Meeting:

RESOLVED, that the Shareholders of Horace Mann Educators Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our Named Executive Officers’ compensation program.

The Board recommends that Shareholders vote FOR the approval of the advisory resolution on Named Executive Officers’ compensation.

EXECUTIVE OFFICERS

The following is certain information, as of March 15, 2012, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Peter H. Heckman, President and Chief Executive Officer, who is discussed above under “Board Nominees”, the “Executive Officers”):

Dwayne D. Hallman, 49

Executive Vice President and Chief Financial Officer

Mr. Hallman was appointed to his present position as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) in October 2010. He joined the Company in January 2003 as Senior Vice President (“SVP”), Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Mr. Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice. Mr. Hallman has over 25 years of experience in the insurance industry.

Stephen P. Cardinal, 42

Executive Vice President and Chief Marketing Officer

Mr. Cardinal joined the Company in December 2008 as Executive Vice President and Chief Marketing Officer (“CMO”). Mr. Cardinal previously served as Executive Vice President of personal lines distribution and President of Countrywide Insurance Service, a mortgage insurance firm, positions he held from April 2007 to November 2008. He was associated with Allstate Insurance Company from July 1995 through April 2007, including service as Regional Distribution Leader. Mr. Cardinal has over 15 years of experience in the insurance industry.

Thomas C. Wilkinson, 53

Executive Vice President, Property & Casualty

Mr. Wilkinson was appointed to his present position as Executive Vice President, Property and Casualty (“P&C”) in August 2008. He joined the Company in September 2002 as Vice President and Property & Casualty Controller followed by several positions of increasing responsibility within the Company’s property and casualty segment. Previously, he was associated with Allstate Insurance Company as Product Manager, Finance Director and Regional Controller, positions he held from 1980 to 2002. Mr. Wilkinson has over 30 years of experience in the insurance industry.

Matthew P. Sharpe, 50

Executive Vice President, Annuity and Life

Mr. Sharpe joined the Company in January 2012 as Executive Vice President, Annuity and Life. Mr. Sharpe was previously with Genworth Financial, Inc. from 1999 to 2011 where he most recently served as Senior Vice President. Over the last 12 years in various positions with Genworth, Mr. Sharpe gained an extensive annuity and life background while leading a variety of successful growth, product development, strategic, marketing and sales initiatives. Mr. Sharpe has 25 years of experience in the insurance industry.

Paul D. Andrews, 55

Senior Vice President, Human Resources and Administrative Operations

Mr. Andrews was appointed to his present position as Senior Vice President, Human Resources and Administrative Operations (“HR & Admin. Operations”) in 2010. He previously served as SVP, Corporate Services. Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. Prior to joining Horace Mann, he served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 25 years of experience in the insurance industry.

Bret A. Conklin, 48

Senior Vice President and Controller

Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin previously served as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of the Company from July 1998 through January 2000; and Vice President and Controller of Pekin Insurance from September 1992 through June 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 25 years of experience in the insurance industry.

Ann M. Caparrós, 59

General Counsel, Chief Compliance Officer and Corporate Secretary

Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary and the additional responsibilities of Chief Compliance Officer were formalized in 2000. Prior to March 1994, she was associated with John Deere Insurance Group from 1989 to 1994 as Vice President and General Counsel. She also was staff counsel for the Kellogg Company from 1988 to 1989 and United of Omaha Life Insurance Company from 1978 to 1988. Ms. Caparrós has over 30 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were eight members on the Board as of March 15, 2012. The Board met twelve times during 2011. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2011. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Communications with Directors” or as further detailed at www.horacemann.com, under “Investors – Corporate Governance”. The members of the Board are expected to be present at the Annual Meeting. All of the Directors serving on the Board at the time of last year’s Annual Meeting attended the meeting.

The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright.

Board Leadership Structure

The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, the Board currently has two separate individuals holding the offices of Chairman and Chief Executive Officer, and the position of Chairman is held by an independent Director. The Board of Directors believes that having an independent Director serve as Chairman is in the best interest of the Company at this time as this structure provides a greater role for the independent Directors in the oversight of the Company. However, as described in the Company’s Corporate Governance Principles, this situation can change in the future to permit one individual to hold both positions, if the Board deems it to be in the best interests of the Company at a given time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. In addition, the Board has delegated oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

In addition, the Company has established an internal Enterprise Risk Management (“ERM”) Committee, which is composed of certain members of senior management including the President and CEO; the Executive Vice President and CFO; the Executive Vice President and CMO; the Executive Vice President, Property & Casualty; the Executive Vice President, Annuity and Life; the Senior Vice President, Human Resources and Administrative Operations; the General Counsel, Chief Compliance Officer and Corporate Secretary; the Chief Information Officer; and the Internal Audit Director. The ERM Committee is chaired by the Executive Vice President and CFO of the Company.

Throughout the year, the Board and the relevant Board committees receive regular reports from the Enterprise Risk Management Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at www.horacemann.com under “Investors - Corporate Governance”. A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2011.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee	Technology Committee	Succession Planning Committee
Mary H. Futrell		X	X
Stephen J. Hasenmiller		X	X			X
Peter H. Heckman	X			X
Ronald J. Helow					X	Chair	X
Gabriel L. Shaheen	Chair	X	Chair				Chair
Roger J. Steinbecker				X	Chair
Robert Stricker				Chair	X
Charles R. Wright	X	Chair				X	X
Meetings in 2011	0	5	4	4	12	4	1

  Chair - Committee Chair

  X - Committee member

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company and oversees the Executive Officer succession planning process. Each of the current members of this Committee is independent under the listing standards of the NYSE. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent compensation consultants, specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation and other benefits of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in “Executive Compensation - Compensation Discussion and Analysis”.

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, oversees the Board succession planning process, and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;
•	an understanding of the interests of the Company’s Shareholders, clients, employees, agents, suppliers, communities and the general public;
•	the intention and ability to act in the interest of all Shareholders;
•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;
•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;
•

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an Employee Director; and

•	the needs of the Board, including skills, experience, diversity and age.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements, and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Steinbecker is a financial expert. Mr. Steinbecker retired in 2001 from PricewaterhouseCoopers LLP after a 35 year career where he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices.

The Technology Committee is an ad hoc committee formed by the Board during 2009. The Committee oversees the development and implementation of the Company’s technology strategies.

The Succession Planning Committee is an ad hoc committee formed by the Board during 2011. The Committee considers and oversees the CEO succession planning process.

Report of the Audit Committee of the Board of Directors

Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 114 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during fiscal year 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

ROGER J. STEINBECKER, Chairman

RONALD J. HELOW and ROBERT STRICKER, Members

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2011, no member of the Compensation Committee was a current or former officer or employee of the Company.

Director Education

Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two year period at the Company’s expense. All Directors are in compliance with this requirement.

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)(2)
Board Chairman Annual Retainer	$95,000
Board Member Annual Retainer (other than Board Chairman)	$45,000
Committee Chairman Annual Retainer	$30,000 Audit Committee $20,000 Compensation Committee $15,000 Technology Committee $10,000 all other Committees
Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 7,500 all other Committees
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

$70,000 in RSUs upon joining the Board and an additional $70,000 in RSUs if joining within 6 months after the prior Annual Shareholder Meeting or an additional $35,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

An annual award of $70,000 in RSUs thereafter following the Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)

Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting or leaves the Board prior to the next Annual Shareholder meeting.

(2)	Non-employee Directors may elect to defer cash compensation into Common Stock equivalent units (“CSUs”).

Non-employee Directors are required to hold shares of Common Stock in HMEC with a book value equal to three times their annual cash retainer. Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and Restricted Stock Units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Executive Compensation – Compensation Discussion and Analysis - Stock Ownership and Holding Requirements”.

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2011:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Mary H. Futrell	30,000	100,000	204	130,204
Stephen J. Hasenmiller	0	137,500	51	137,551
Ronald J. Helow	70,000	70,000	204	140,204
Gabriel L. Shaheen	61,250	131,250	51	192,551
Roger J. Steinbecker	0	152,500	204	152,704
Robert Stricker	0	135,000	51	135,051
Charles R. Wright	80,000	70,000	204	150,204

(1)

Represents fees deferred in 2011 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $70,000 in RSUs (awarded May 25, 2011). As of December 31, 2011, each Director has 4,423 unvested RSUs.

(2)

Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hasenmiller, Mr. Shaheen and Mr. Stricker.

Communications with Directors

The Company has established various processes to facilitate communications with the Board by Shareholders and other interested parties. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investors - Corporate Governance”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors and the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers (collectively the “Named Executive Officers”), and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2012, except that the ownership information for the 5% beneficial owners is as of December 31, 2011 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
Security Ownership of 5% Beneficial Owners
Dimensional Fund Advisors LP (1)	3,348,090	8.4%
BlackRock, Inc. (2)	3,065,449	7.7%
Donald Smith & Co., Inc. (3)	2,338,758	5.9%
The Vanguard Group, Inc. (4)	2,041,260	5.1%
Security Ownership of Directors and Executive Officers
Mary H. Futrell (5)	45,550	*
Stephen J. Hasenmiller	61,391	*
Peter H. Heckman (6)	258,428	*
Ronald J. Helow (7)	10,155	*
Gabriel L. Shaheen (8)	21,484	*
Roger J. Steinbecker (9)	60,907	*
Robert Stricker (10)	22,346	*
Charles R. Wright (11)	38,276	*
Dwayne D. Hallman (12)	105,029	*
Stephen P. Cardinal (13)	292,963	*
Thomas C. Wilkinson (14)	153,334	*
Paul D. Andrews (15)	107,037	*
All Directors and Executive Officers as a group (15 persons) (16)	1,319,507	3.2%

*	Less than 1%

(1)

Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,284,191 shares and sole investment power with respect to 3,348,090 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 7 to Schedule 13G filed by Dimensional on February 14, 2012.

(2)

BlackRock, Inc. (“BlackRock”) has a principal place of business at 40 East 52nd Street, New York, New York 10022. BlackRock has sole voting and investment power with respect to 3,065,449 shares. The foregoing is based on Amendment No. 2 to Schedule 13G filed by BlackRock on February 13, 2012.

(3)

Donald Smith & Co., Inc. (“Donald Smith”) has a principal place of business at 152 West 57th Street, New York, New York 10019. Donald Smith has sole voting power with respect to 1,425,000 shares and Donald Smith Long/Short Equities Fund, L.P. has sole voting power with respect to 17,185 shares. Donald Smith has sole investment power with respect to 2,338,758 shares. The foregoing is based on the Schedule 13G filed by Donald Smith on February 13, 2012.

(4)

The Vanguard Group, Inc. (“Vanguard”) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 55,235 shares, sole investment power with respect to 1,986,025 shares, and shared investment power with respect to 55,235 shares. The foregoing is based on the Schedule 13G filed by Vanguard on February 8, 2012.

(5)	Includes 25,365 CSUs and 18,200 vested RSUs pursuant to the CECP.

(6)	Consists entirely of 181,040 vested stock options, 35,313 CSUs and 42,075 vested RSUs pursuant to the CECP.

(7)	Consists entirely of 10,155 vested RSUs pursuant to the CECP.

(8)	Consists entirely of 6,035 CSUs and 15,449 vested RSUs pursuant to the CECP.

(9)	Consists entirely of 43,159 CSUs and 17,748 vested RSUs pursuant to the CECP.

(10)	Consists entirely of 12,851 CSUs and 9,495 vested RSUs pursuant to the CECP.

(11)	Includes 21,827 CSUs and 15,449 vested RSUs pursuant to the CECP.

(12)	Includes 84,191 vested stock options, 6,356 CSUs and 12,943 vested RSUs pursuant to the CECP.

(13)	Includes 263,794 vested stock options and 23,401 vested RSUs pursuant to the CECP.

(14)	Includes 121,901 vested stock options, 3,476 CSUs and 14,892 vested RSUs pursuant to the CECP.

(15)	Includes 76,047 vested stock options, 11,107 CSUs and 18,692 vested RSUs pursuant to the CECP.

(16)	Includes 824,180 vested stock options, 184,614 CSUs and 222,438 vested RSUs pursuant to the CECP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other persons who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that all such reports were timely filed in 2011.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party transaction policy but it considers each related party transaction individually.

Related Party Transactions

Other than the BlackRock relationship, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations. BlackRock, which owns beneficially more than 5% of the issued and outstanding shares of Common Stock, provides investment management services to the Company and has done so for more than 10 years. In 2011, the Company paid approximately $1.2 million in investment management fees to BlackRock.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs for our Chief Executive Officer and Chief Financial Officer in 2011 as well as the three other most highly compensated Executive Officers employed at the end of 2011, all of whom we refer to collectively as our Named Executive Officers (“NEOs”).

•	President and Chief Executive Officer, Peter H. Heckman;
•	Executive Vice President and Chief Financial Officer, Dwayne D. Hallman;
•	Executive Vice President and Chief Marketing Officer, Stephen P. Cardinal;
•	Executive Vice President, Property and Casualty, Thomas C. Wilkinson; and
•	Senior Vice President, Human Resources and Administrative Operations, Paul D. Andrews.

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

Despite a record level of industry-wide catastrophe losses and a challenging economic environment, the Company delivered solid underlying financial results for 2011. Book value per share increased 23% in 2011 driven by the solid operating results and strong investment portfolio performance. The severe weather events and weak economy negatively impacted the 2011 return on shareholders’ equity of 7.3% and net income of $1.70 per share. And although total shareholder return decreased by approximately 20% in 2011 and underperformed key insurance indices, the Company’s 4-year average (2008-2011) shareholder return outperformed these key indices. In addition, significant progress was made on numerous strategic priorities, including the following:

•	Increased the number of agencies and agents for the third year in a row
•	Increased new sales levels year over year in all lines of business, with the exception of property
•	Improved underlying profitability of the property line to an acceptable level in the third and fourth quarters of 2011
•

Implemented (1) state-specific actions in the second and third quarters of 2011 which reversed the decline in new auto sales in the third and fourth quarters and (2) retention programs which contributed to the auto renewal ratio exceeding prior year in the fourth quarter of 2011

•	Continued the positive growth and profit results achieved in the Company’s retirement annuity business including a record year of sales and a double digit increase in underlying earnings

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2011 Annual Report on Form 10-K for a more detailed description of these financial results.

Highlights of Pay Practice Governance

•	Balanced pay mix comprised of Base Salary, Annual Cash Incentive, and Long-term Equity Incentive Awards

•	Over 60% of a NEO’s compensation is linked to performance-based incentives and is at risk

•	Balanced performance measures designed with a focus on shareholder return and incenting profitable growth

•	Performance incentives tied to multiple overlapping performance periods

•	Annual incentive and Long-term Incentives tied to absolute and relative performance measures

•

Long-term Incentives are entirely equity based

Service-Based Stock Options with a 4 year vesting period and post exercise holding requirement

Performance-Based RSUs subject to a 2 year vesting period after a 2 year performance period

Service-Based RSUs with a 5 year vesting period

•	Stock Ownership Guidelines for NEOs

•	Clawback policy which applies to both cash and equity awards

•	Implementation in 2012 of Executive Change in Control Plan for new executive hires which excludes “tax gross-up” provisions

Strong Pay for Performance

We target compensation around the median of the competitive market, with executives earning more or less than median based on the performance of the Company and the value delivered to Shareholders. The overall executive compensation program includes base salary, annual cash incentives, and long-term equity awards. Incentive awards are earned upon the achievement of short-term and long-term business goals which are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward for business growth and profitability, balanced with productivity, risk and capital management. Our long-term incentive for the current 2011-2012 plan cycle is comprised of three vehicles as described below:

Vehicle	Weighting	Description
Stock Options	35%	Granted at fair market value with a 7 year life Options vest ratably over 4 years
Performance-based RSUs	45%

Earned over a two-year period, based upon:

Voluntary Auto & Property Net Premium Written

2012 Annuity Contract Deposits

Operating Earnings per Share

Relative Total Shareholder Return

If any shares are earned at the end of the two-year performance period, the executive is required to be employed by Horace Mann for the subsequent two years to vest in the full award.

Service-based RSUs	20%	Vest 1/3 per year after years 3, 4 and 5

Our compensation program does not include substantial nonperformance-based incentive compensation and, aside from benefits offered to all employees, the value of perquisites is less than $5,000 per Executive Officer.

Committee Oversight

The Compensation Committee of the Board of Directors (“Committee”) oversees the compensation programs for our Executive Officers. The compensation program is designed to provide a direct and clear relationship between the performance of the Company and executive pay. To assist in the construct of the compensation program design, the assessment of the program’s relevance to current market trends and the analysis of the program’s effectiveness, the Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultants who report directly to the Committee. CAP attends Committee meetings, including portions of executive sessions, and serves solely at the pleasure of the Committee. In addition, the Committee believes its oversight of executive compensation is strongly enhanced by the on-going education of each Committee member on emerging legislation, regulatory guidelines and industry best practices.

This is done through review of topical publications, participation in webcasts, attendance at seminars and conferences on executive compensation and formal updates by CAP during Committee meetings. Committee members provide management and CAP with topics for presentation and discussion prior to each meeting. During the Committee meetings, Committee members, management and CAP discuss executive compensation, benefits and related issues and their relevancy to the Company, its Shareholders and its executive compensation program.

Ownership Guidelines & Holding Requirements

The Company’s Long-term Incentive Program has been 100% equity-based since 2009. The equity is comprised of a combination of stock options, performance-based RSUs and service-based RSUs. Paying these incentives solely in equity-based instruments and requiring executives to meet specific stock ownership guidelines serves to further align our executives’ interests with our Shareholders’ interests. As part of its 2011 overall review of the executive compensation program, the Committee determined the existing stock ownership guidelines for the Executive Officers were appropriate and would be continued in 2012. Also effective with the 2011 grant, and to provide further alignment with Shareholder interests, the Company adopted requirements whereby Executive Officers must hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of the exercise price and related taxes and the costs of the exercise, for a minimum of one year after the date of exercise.

Annual Performance & Pay Review

To further reinforce the tie between Company results and compensation, each Executive Officer’s performance is reviewed by the Committee every 12 months on a common date. The performance reviews coincide with the review of corporate performance results. Each Executive Officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, annual incentive opportunity and long-term incentive opportunity at this review.

The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent. The outside independent compensation consultant reviews our executive compensation and compensation practices relative to the competitive market. Overall, our total target compensation is comparable to the market median, with above-target performance resulting in total compensation greater than market median and below-target performance resulting in total compensation below market median.

Risk Assessment

Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term Shareholder value while aligning our executives’ interests with those of our Shareholders. To this end, the Committee conducts an annual risk analysis of the compensation plans and incentive metrics with the assistance of the independent consultants and executive management. Further, our programs require that a substantial portion of each Executive Officer’s compensation be contingent on delivering performance results that benefit our Shareholders. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe and each executive is expected to satisfy meaningful stock ownership requirements as well as comply with holding requirements. Furthermore, incentive compensation is subject to clawbacks. Similarly, we have stock ownership requirements for our non-employee Directors which are described under “Board of Directors and Committees – Director Compensation”.

Succession Planning Process

To further mitigate enterprise risk and ensure the Company does not suffer any sustained gaps in leadership, the Committee approves, oversees and monitors the Company’s succession planning process. This process identifies candidates that have the skill sets, background, training, and industry knowledge to assume critical positions on an emergency basis and also for the long-term executive succession plan. The Company’s succession plan is reviewed by the full Board each year.

Employment Agreements

As of December 1, 2011, the Company does not have any individual employment agreements with any executive and will work to minimize their use in the future, while recognizing that in isolated situations they may be needed for attraction and retention of key executive talent.

Change in Control and Elimination of Prospective Gross-ups

The Company does have change in control (“CIC”) agreements with each of our current NEOs which provide severance pay, including a tax “gross-up” payment. Before any benefits under the agreements are triggered, both a change in control of the Company and an actual or constructive termination of employment must occur. The Committee has determined that, while it cannot change unilaterally any existing CIC agreement with current executives, it will not include tax gross-up provisions in any future agreements. To eliminate the need for individual CIC agreements for post-2011 new hires, the Committee approved the adoption of the Horace Mann Service Corporation Executive Change in Control Plan, effective February 15, 2012. This plan does not contain a tax gross-up provision.

Clawbacks

The Committee further believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our ethics policies. As a further step to support that belief, the Committee has determined that all Executive Officers are subject to the same standards as the CEO and CFO regarding cash compensation clawbacks as defined under Section 404 of the Sarbanes-Oxley Act of 2002. In addition, under the HMEC 2010 Comprehensive Executive Compensation Plan (“CECP”), the Company has the right to recover any cash or equity award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of the award. New guidance under the Dodd-Frank Act related to clawbacks is anticipated in the near future and the Company will modify the current clawback provisions, if necessary, to comply with the legislation when guidance is released.

Favorable Say on Pay

Based on the structure of the compensation plans, the absence of excessive perquisites, the demonstrated pay-for-performance practices and the strength of the Company’s compensation processes and practices, the Committee recommended and the Board has approved an annual “Say on Pay” advisory vote by Shareholders. In 2011, the Company received a 96.3% approval vote on Named Executive Officers’ compensation.

Oversight of the Executive Compensation Program

The Committee oversees our executive compensation program. The current members of the Committee are Dr. Futrell, Mr. Hasenmiller, Mr. Shaheen and Mr. Wright. Mr. Wright serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Committee has retained CAP to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request and serve at the pleasure of the Committee. CAP performs no other services for management or the Committee. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by CAP to formulate its recommendations related to competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2011 are described in more detail throughout this analysis. Ernst & Young LLP also provides information to the Company and the Committee on matters related to retirement benefit programs and termination and change in control calculations. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives and considers the recommendations of the CEO regarding the performance of his direct reports and other Executive Officers. Members of the management team from Human Resources also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation. The Committee reviews the performance and compensation of all Long-term Incentive Program (“LTI”) participants annually on a common review date concurrent with the review of the prior year’s performance under the incentive plans.

Guiding Principles

The Committee believes it should pay and reward individual excellence and performance that leads to the attainment of the Company’s goals. The Committee believes a competitive executive compensation program should attract, motivate and retain talented leaders who are critical to creating long-term shareholder value. Based on those beliefs, the Committee has established the following core principles that underlie our executive compensation program.

A significant portion of compensation should be “at risk” based on the Company’s performance.

The Committee believes that a significant portion of an Executive Officer’s total compensation should be at risk. Generally, approximately 60% to 70% of total pay for NEOs (base salary plus target annual incentive plus target long-term incentive) is at risk, is variable from year to year, and demonstrates a strong link between pay and performance. To further enhance the pay-for-performance linkage, we incorporate performance relative to comparable companies into both our annual and long-term incentive measures. See “Executive Compensation Program” below.

Compensation levels should be market competitive.

The Committee believes a competitive compensation program is critical to attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable). The Committee reviews benchmark data from market surveys and works with CAP to gain a clear understanding of the competitive market. We target total direct compensation at the market median. If performance is superior, our executives can earn compensation that approximates the 75th percentile of the market and if performance is below target, pay should be commensurate with the level of performance. See “Assessing Compensation Competitiveness” below for a discussion of peer companies and the survey data.

Incentive compensation should be structured to drive long-term value creation and reward strong performance.

Our executive compensation program includes significant cash-based and equity-based incentives intended to drive short-term and long-term value creation. For 2011, the performance goals in our annual incentive program were tied to the annual objectives set forth in our business plan. They included earnings and revenue growth, as discussed in more detail under “Executive Compensation Program – Annual Incentive Program” and “– Annual Incentive Program Target Setting” below. The performance goals for our performance-based 2010-2011 long-term incentive awards were tied to earnings per share, total shareholder return relative to our peer group, combined auto and property premium growth and annuity contract deposit growth as discussed in more detail under “Executive Compensation Program – Long-term Incentive Program” and “– Long-term Incentive Program Design and Target Setting” below.

Executive interests should be aligned with Shareholders.

The Committee believes that it is in the best interests of the Company and its Shareholders for our executives to have a financial interest in the long-term results of their business decisions. Incentives should facilitate stock ownership and include performance measures that drive long-term sustained shareholder value. Consequently, the Company grants equity awards with multi-year performance periods to reward sustained performance and multi-year vesting to encourage retention. Further, we allow deferrals of RSU awards and maintain a deferred compensation plan that allows our executives to invest in Common Stock equivalent units. Our executives are also required to satisfy meaningful stock ownership requirements which are discussed under “Stock Ownership and Holding Requirements” below. In 2011 through the Long-term Incentive Program, we delivered approximately 52% of Mr. Heckman’s compensation in equity. With respect to the other NEOs, approximately 42% to 46% of their compensation was delivered in equity. To align the interests of management and Shareholders, the Long-term Incentive Program delivers 100% of the long-term incentive opportunities in performance-based and service-based equity awards.

Assessing Compensation Competitiveness

The Committee intends to set total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To determine competitive pay levels, we use comparable survey market data provided by our independent consultant, CAP, and from published survey sources including Mercer LLC, LOMA and Towers Watson. The data from these surveys is scaled to our size by CAP based on revenues or revenue ranges as provided by the various surveys. The NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate.

Every year, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other Chief Executive Officers based on survey data. Based on this data, CAP makes recommendations for the Committee’s consideration. The Committee then deliberates in executive session to determine its recommendation for approval by the Board of Directors.

For 2011, the CAP analysis demonstrated that the average of 2011 total direct compensation was consistent with target pay positioning at the median of the market. This is consistent with 2010 benchmarking and the Committee’s compensation philosophy.

The Committee, with the help of CAP and Ernst & Young, also reviews the potential cost of each NEO’s total compensation package – including base salary, annual incentive compensation, long-term incentive compensation, welfare and retirement benefits, overall equity accumulation and perquisites – under several termination-of-employment scenarios, including a termination without “cause”, a resignation and a change in control.

Executive Compensation Program

We structure our executive compensation program to deliver the majority of pay through incentives that drive both operating results and long-term value and position approximately 60% to 70% of an Executive Officer’s pay at risk. The targeted compensation mix of total direct compensation for the NEOs at the beginning of 2011 is illustrated below. The mix of 2011 actual compensation varied as a result of actual incentives earned.

Name & Principal Position	Base Salary	Target Annual Incentive	Target Long-term Incentive
Peter H. Heckman, President & CEO	28%	20%	52%
Dwayne D. Hallman, EVP & CFO	39%	19%	42%
Stephen P. Cardinal, EVP & CMO	36%	18%	46%
Thomas C. Wilkinson, EVP P&C	40%	16%	44%
Paul D. Andrews, SVP HR & Admin. Operations	41%	17%	42%

Base Salary

Competitive base salaries are critical to attracting and retaining superior executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. However, in recruiting new executives, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to performance, responsibilities, compensation history, internal equity and/or retention risk with no pre-determined goals assigned to such considerations.

Salaries for Executive Officers are reviewed every 12 months on a common review date. In addition to considering market data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational and financial goals, managing personnel and meeting our ethical standards.

Name & Principal Position	Prior Annualized Salary	December 31, 2011 Annualized Salary	Date of Last Increase	Percent of Last Increase	Reason For Increase
Peter H. Heckman, President & CEO	$550,000	$600,000	04-01-2011	9%	Adjustment for performance (1)
Dwayne D. Hallman, EVP & CFO	$271,264	$320,000	10-06-2010	18%	Expanded role as a result of promotion to EVP & CFO
Stephen P. Cardinal, EVP & CMO	$388,000	$395,750	04-01-2011	2%	Merit increase based on strong performance (2)
Thomas C. Wilkinson, EVP P&C	$312,000	$321,350	04-01-2011	3%	Merit increase based on strong performance (3)
Paul D. Andrews, SVP HR & Admin. Operations	$239,400	$246,575	04-01-2011	3%	Merit increase based on strong performance (4)

(1)	Adjustment made in recognition of Mr. Heckman’s strong performance as CEO and to bring his base salary closer to the median of the market.

(2)	Increase based on Mr. Cardinal meeting or exceeding individual performance goals in 2010 and generally achieving above target performance as defined in the 2010 Marketing annual performance measures.

(3)

Increase based on Mr. Wilkinson meeting or exceeding individual performance goals in 2010 and generally achieving above target performance as defined in the 2010 Property and Casualty annual performance measures.

(4)	Increase based on Mr. Andrews meeting or exceeding individual performance goals for 2010 and delivering on key support strategies in 2010.

Annual Incentive Program

Our Annual Incentive Program (“AIP”) is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the CECP and per the Committee’s charter, the Committee establishes Company-wide and business unit/division performance objectives every March, as well as threshold, target and maximum bonus opportunities for each Named Executive Officer. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the AIP has generated awards ranging from 58% to approximately 143% of target over the past 10 years, with an average of approximately 106% for the ten-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Annual Incentive Program. The measures and targets are discussed with the CEO, other NEOs, other members of the Board and CAP before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the NEOs are intended to approximate the median of the bonuses paid to similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, generally take effect at the start of the next calendar year. Based on the 2011 performance of the Company relative to the Corporate Measures, the Committee approved the resulting award of 102.2% of target for Mr. Heckman and the other NEOs. The annual incentives paid to the NEOs are shown in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”. For 2011, the target annual incentive opportunities for the NEOs, the actual AIP paid along with the actual AIP expressed as a percentage of base salary as of December 31, 2011, were as follows:

Name & Principal Position	2011 Target AIP Opportunity	2011 Actual AIP Paid	2011 Actual AIP Paid as a Percent of Salary
Peter H. Heckman, President & CEO	70%	$420,339	70.1%
Dwayne D. Hallman, EVP & CFO	50%	$163,536	51.1%
Stephen P. Cardinal, EVP & CMO	50%	$201,258	50.9%
Thomas C. Wilkinson, EVP P&C	40%	$130,425	40.6%
Paul D. Andrews, SVP HR & Admin. Operations	40%	$100,076	40.6%

For 2011, 100% of the CEO’s and all other NEOs’ annual incentive opportunities were tied to Company-wide performance. The Committee believes that this provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value to our Shareholders.

Annual Incentive Program Target Setting

The Committee finalized targets for the 2011 corporate performance measures in its March 2011 meeting. The targets for the Operating Earnings Per Share and Insurance Revenues measures were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2011. The financial plan was the basis of our 2011 earnings guidance, which was publicly disclosed in February 2011 in connection with our release of earnings for the year ended December 31, 2010. Measures are defined as absolute (meeting specific established internal goals, i.e., earnings, revenues and sales) or relative (specified performance levels measured against a peer group of companies). For 2011, the corporate measures (“Corporate Measures”), bonus targets and results were as follows:

Annual 2011 Corporate Measures (1)	Measurement Weighting	Target	Results	Absolute vs. Relative
Operating Earnings Per Share at Planned Catastrophes	40%	$1.86 per share	$1.89 per share	Absolute
Total Shareholder Return (“TSR”) Modifier		Median of TSR peer group (2)	Below 25th percentile	Relative
Insurance Revenues
Voluntary Auto & Property Premium Written	20%	$550.8 million	$542.1 million	Absolute
Annuity Contract Deposits	20%	$396.9 million	$433.9 million	Absolute
True New Auto Sales Units	10%	44,900	43,938	Absolute
Total Annuity Sales	10%	$271.0 million	$307.3 million	Absolute
Total	100%

(1)	The Corporate Measures, as defined by the AIP, include:

•

Operating Earnings Per Share at Planned Catastrophes – Operating Earnings Per Share is the result of dividing net income before realized investment gains and losses by weighted average shares on a diluted basis. The measure also reflects an adjustment to replace the Company’s actual after tax cost of property and casualty catastrophe events with the cost that was assumed in the Company’s annual financial plan.

•	Total Shareholder Return – The total return on HMEC Common Stock to an investor, which combines share price appreciation/decline and dividends.
•

Voluntary Auto and Property Net Premium Written – Amount charged for voluntary auto and property policies issued during the year; portions of such amounts may be earned and included in financial results over future periods.

•	Annuity Contract Deposits – Amounts received from customers on deposit-type annuity contracts.
•	True New Auto Sales Units – The number of new auto policies sold to first-time auto customers.
•	Total Annuity Sales – The amount of annuity new business sold during the year as measured by premiums and deposits to be collected over the 12 months following the sale of the new contract.

(2)

The TSR modifier can increase or decrease the earned award for the Operating Earnings measure by up to 50% based on the Company’s TSR percentile ranking relative to a peer group of companies. In 2011, the Company’s TSR was below the 25th percentile and resulted in a 50% reduction in the earned award for Operating Earnings. In 2011, the peer group was comprised of the following multi-line, and/or property and casualty companies from various insurance indices: State Auto Financial Corporation, The Hanover Insurance Group, Inc., Mercury General Corporation, The Allstate Corporation, The Progressive Corporation, The Travelers Companies, Inc., The Chubb Corporation, American Financial Group, Inc., Cincinnati Financial Corporation, The Hartford Financial Services Group, Inc., Infinity Property and Casualty Corporation and Kemper Corporation.

Long-term Incentive Program

The Company awards long-term incentives to Executive Officers who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the CECP.

In setting performance targets for performance-based RSUs under the Long-term Incentive Program, the Committee considers, among other things, the strategic goals of the Company, financial projections, and the difficulty of meeting those goals and projections. Over the last 11 years, awards earned under the Long-term Incentive Program have ranged from 0% to 159% of target, with an annual average of 60.9% of target for the performance periods, as illustrated in the graph below:

(1)	Graph represents percent of target performace-based awards earned in the year the long-term incentive measurement period ended.

(2)	N/A – Beginning in 2007, the Company transitioned to annual Long-term Incentive grants with two-year performance periods. As a result, there was not a performance period ending December 31, 2007.

The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long-term Incentive Program.

The intent of the program is to focus executives on Shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of equity-based compensation vehicles. Further, in combination with the cash component of the AIP, the compensation program provides the proper incentive without encouraging excessive risk taking. To ensure that our executives’ interests are aligned with those of our Shareholders, our executives are required to invest and hold earned and vested RSUs awards in deferred Common Stock equivalent units until their stock ownership requirements are met. See “Stock Ownership and Holding Requirements” below.

Long-term Incentive Program Design and Target Setting

2010-2011 Long-term Incentive Program Grants and Awards

The 2010 awards were 100% equity-based and were comprised of 45% performance-based RSUs, 20% service-based RSUs and 35% service-based stock options. The performance period for the 2010 awards began January 1, 2010 and ended December 31, 2011. The Committee believes that granting awards entirely in equity-based components appropriately drives long-term performance and creates alignment with Shareholders’ interests. The Long-term Incentive Program measures and performance targets for the performance-based RSUs for the 2010-2011 performance period were established at the Committee’s March 2010 meeting. Measures were weighted to reward performance based on achievement of the 2011 property and casualty premium goal (25%), the 2011 annuity contract deposit target (15%), a two-year operating earnings per share objective (30%) and total Shareholder return over the two-year period relative to a peer group of companies (30%). It is the Committee’s belief that all these measures impact Shareholder value creation. Stock option awards and RSU grants were made to all NEOs in 2010. Measures are defined as absolute (meeting specific established internal goals, i.e., earnings, revenues and sales) or relative (specified performance levels measured against a peer group of companies). Performance for the 2010-2011 period resulted in 97.7% of performance-based RSUs granted in 2010 being earned. The 2010-2011 performance period measures, targets and results were as follows:

2010-2011 Performance Measures (1)	Measurement Weighting	2010-2011 Performance Period Targets	2010-2011 Performance Period Results	Absolute vs. Relative
2011 Voluntary Auto and Property Net Premium Written	25%	$585.0 million	$542.1 million	Absolute
2011 Annuity Contract Deposits	15%	$355.0 million	$433.9 million	Absolute
Operating Earnings per Share at Planned Catastrophes for the two years ended December 31, 2011	30%	$3.60 per share	$3.69 per share	Absolute
Total Shareholder Return	30%	Median of TSR peer group (2)	Between 25th and 50th	Relative
Total	100%

(1)	The Performance Measures, as defined under the Long-term Incentive Program, include:

•

Voluntary Auto and Property Net Premium Written – Amount charged for voluntary auto and property policies issued during the year; portions of such amounts may be earned and included in financial results over future periods.

•	Annuity Contract Deposits – Amounts received from customers on deposit-type annuity contracts.
•

Operating Earnings Per Share at Planned Catastrophes – Operating Earnings Per Share is the result of dividing net income before realized investment gains and losses by weighted average shares on a diluted basis. The measure also reflects an adjustment to replace the Company’s actual after tax cost of property and casualty catastrophe events with the cost that was assumed in the Company’s annual financial plan.

•	Total Shareholder Return – The total return on HMEC Common Stock to an investor, which combines share price appreciation/decline and dividends.

(2)

The peer group was comprised of the following multi-line, property and casualty, and/or life insurance companies from various insurance indices: State Auto Financial Corporation, The Hanover Insurance Group, Inc., Mercury General Corporation, The Allstate Corporation, The Progressive Corporation, The Travelers Companies, Inc., The Chubb Corporation, American Financial Group, Inc., Cincinnati Financial Corporation, The Hartford Financial Services Group, Inc., Infinity Property and Casualty Corporation, and Kemper Corporation.

2011-2012 Long-term Incentive Program Grants and Awards

The 2011 awards for the 2011-2012 period were 100% equity-based and comprised of 45% performance-based RSUs, 20% service-based RSUs and 35% service-based stock options. Measures are defined as absolute (meeting specific established internal goals, i.e., earnings, revenues and sales) or relative (specified performance levels measured against a peer group of companies). The performance measures and targets for the performance-based RSUs are as follows:

2011-2012 Performance Measures	Measurement Weighting	2011-2012 Performance Period Targets	Absolute vs. Relative
2012 Voluntary Auto and Property Net Premium Written	25%	$550.3 million	Absolute
2012 Annuity Contract Deposits	15%	$407.2 million	Absolute
Operating Earnings per Share at Planned Catastrophes for the two years ended December 31, 2012	30%	$3.66 per share	Absolute
Total Shareholder Return	30%	Median of TSR peer group	Relative
Total	100%

Performance measures and peer group information can be found in the footnotes to the “2010-2011 Long-term Incentive Program Grants and Awards” table.

In setting the dollar value of the 2011 long-term incentive opportunity for each NEO, the Committee targeted an amount that would achieve the Company’s overall objective of positioning total compensation at approximately the market median. The 2011 target grant values for the NEOs for the 2011-2012 performance periods were as follows:

Name & Principal Position	Long-term Incentive Target in 2011
Peter H. Heckman, President & CEO	$1,100,000
Dwayne D. Hallman, EVP & CFO	$350,000
Stephen P. Cardinal, EVP & CMO	$500,000
Thomas C. Wilkinson, EVP P&C	$350,000
Paul D. Andrews, SVP HR & Admin. Operations	$250,000

Performance-Based RSUs.    We believe the RSUs are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. RSUs were granted on March 9, 2011 for the 2011-2012 performance period and will be earned on December 31, 2012 based on achievements relative to the two-year performance period targets. Participants can earn up to 200% of their target award of RSUs based on performance. Under the 2011-2012 program, any RSUs earned at the end of 2012 are then subject to service-based vesting, whereby 50% of the earned award vests one year following the performance period and the remaining 50% vests two years after the end of the performance period. Once vested, the RSUs are subject to holding requirements until the executive’s stock ownership requirements are met. See “Stock Ownership and Holding Requirements”. From the date of grant, RSUs accrue dividends at the same rate as dividends paid to our Shareholders, but are only paid on the corresponding shares that are earned. If no shares are earned, the dividends are forfeited. Earned dividends are converted into additional RSUs.

Target RSU opportunities for the 2011-2012 performance period for the NEOs were established as 45% of the total long-term incentive opportunity in March 2011. On an annualized basis, the awards of RSUs ranged from approximately 46% to 83% of base salary. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

The performance measures for the 2011-2012 performance period – auto and property premium, annuity contract deposits, and earnings per share, selected based on the Company’s 2011-2012 business plan and market expectations for peer companies, along with total shareholder return relative to a peer group of insurance companies – provide strong alignment with Shareholder interests. Total shareholder return for the 2011-2012 performance period is required to be at or above the 25th percentile of peers to earn an award. At the 25th percentile, participants can earn 50% of their target award and at the peer group median participants can earn their target award. If total shareholder return is at or above the 75th percentile of peers, 200% of the target award can be earned.

Participants will not earn any performance-based RSU award under the Long-term Incentive Program until the end of the 2011-2012 performance period.

Service-Based RSUs.    We believe service-based RSUs, like stock options, provide strong alignment with Shareholder interests and a long-term focus for our executives and assist in the retention of key executive talent. Service-based RSUs were granted on March 9, 2011 and comprise 20% of the long-term incentive opportunity. Service-based RSUs vest 33% after the third year, vest an additional 33% after the fourth year and vest the final 34% after the fifth year. Once vested, the RSUs are subject to a holding requirement until the executive’s stock ownership guidelines are met. See “Stock Ownership and Holding Requirements”. From the date of the grant, the RSUs accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are converted into additional RSUs and vest when the underlying RSUs vest.

Stock Options.    We believe that stock options provide strong alignment with Shareholder interests, as participants do not realize any value unless our stock price appreciates. Stock options granted under the Long-term Incentive Program have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period and have a seven-year term. In determining the number of stock options granted on March 9, 2011, we divided 35% of the total target long-term incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s 2011 Annual Report on Form 10-K “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Stock Based Compensation”. Beginning with the March 9, 2011 stock option agreement, upon exercise Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes) for a minimum of twelve months.

Timing of Equity Grants.    The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of the grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-term Incentive Program, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. Under no circumstances will the grant effective date precede the approval date of a given award.

Stock Ownership and Holding Requirements

Our NEOs are required to satisfy meaningful stock ownership requirements over time. These stock ownership requirements were established in 1998. This stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The following types of beneficial ownership are considered in determining stock ownership: direct ownership of HMEC Common Stock, HMEC Common Stock held in the Company 401(k) Plan, HMEC deferred Common Stock equivalent units and RSUs (vested and unvested). Beginning with the 2010-2011 Long-term Incentive Program, NEOs are required to defer receipt of their RSUs until the stock ownership guidelines are met. As of December 31, 2011, all NEOs have exceeded their stock ownership requirements. Given the volatility of the stock market in recent years, we have migrated to an approach whereby the value of the shares required to be owned is based on the Company’s book value, not stock price, as we believe book value is closely aligned with stock price but is less volatile.

Beginning with the March 9, 2011 stock option grants, the NEOs are required to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of exercise price and related taxes and the costs of the exercise, for a minimum of twelve months after the date of exercise.

As of December 31, 2011, the stock ownership percentages of base salary for the NEOs were as follows:

Name & Principal Position	2011 Stock Ownership Requirement	2011 Stock Ownership	2011 Value (1)	% of Value Compared To Base Salary
Peter H. Heckman, President & CEO	500%	176,196	$3,640,209	607%
Dwayne D. Hallman, EVP & CFO	350%	55,066	$1,137,664	356%
Stephen P. Cardinal, EVP & CMO	350%	101,678	$2,100,667	531%
Thomas C. Wilkinson, EVP P&C	350%	84,787	$1,751,699	545%
Paul D. Andrews, SVP HR & Admin. Operations	300%	67,192	$1,388,187	563%

(1)	Based on the Company’s December 31, 2011 book value per share excluding the fair value adjustment for investments of $20.66.

Retirement Plans

Executive Officers participate in our Company-wide retirement plans and an excess defined contribution plan. Each of these plans includes a Company contribution and the amounts contributed for each NEO are included in the “Summary Compensation Table”. The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain employee talent. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999.

Deferred Compensation

Prior to 2009, the Long-term Incentive Program provided a performance-based cash component. To further encourage ownership of HMEC’s Common Stock, deferred compensation accounts were established that permitted executives to defer their long-term cash incentives into deferred Common Stock equivalent units. Deferred Common Stock equivalent units accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are converted into additional deferred Common Stock equivalent units. No other investment options are provided.

Perquisites and Personal Benefits

The Company does not offer perquisites or executive benefits that exceed $5,000 annually in the aggregate to any individual. The Company does offer executives membership to a private dining club in Springfield, Illinois and memberships to airline clubs (airport lounge facilities) as well as a corporate credit card membership, all of which are provided to help facilitate meetings conducted outside of the office.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s Chief Executive Officer and three other most highly compensated Executive Officers (other than the CFO) as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Annual Incentive Plan and Long-term Incentive Programs are designed to permit full deductibility and the Committee expects all 2011 compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Employment and Change in Control Agreements

Effective December 1, 2011, the employment agreement for Mr. Cardinal, EVP and CMO, expired and was not renewed. This was in accordance with the Committee’s 2009 decision not to enter into or renew any individual employment agreements with executives. The Company no longer has employment agreements with any executive as of December 1, 2011.

The Company does have CIC agreements with certain executives. These individual agreements were entered into at the time of the executive’s employment and cannot be unilaterally changed. The agreements provide payments, benefits and tax gross-up provisions upon a “double trigger” even if both a change in control of the Company and the executive’s actual or constructive termination of employment occur. CIC agreement provisions are described in “Potential Payments upon Termination or Change in Control”. These agreements are intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to insure a more stable transition if a corporate transaction were to occur. The Company determined that it will not provide individual CIC agreements for future hires or renew existing individual CIC agreements which have an expiration date. However, to maintain market competitiveness and allow for the successful recruitment of key executives, the Committee approved the adoption effective February 15, 2012 of the Horace Mann Service Corporation Executive Change in Control Plan. This plan does not have tax gross-up provisions.

In addition, long-term incentives will vest (performance-based awards vest pro-rata based on target performance) upon a change in control or a termination by reason of death, disability or retirement. However, nonvested stock options of executives who retire (defined as leaving the Company after attaining either age 55 with 10 years of service or age 65 with 5 years of service) cannot be exercised until after the one-year anniversary of retirement.

These provisions are described in more detail in “Potential Payments upon Termination or Change in Control”.

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated Executive Officers, the NEOs, during 2011, 2010, and 2009.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter H. Heckman,	2011	587,500	0	715,000	385,000	420,339	0	38,395	2,146,234
President & CEO	2010	472,392	0	341,250	183,750	364,264	0	32,991	1,394,647
	2009	436,000	0	317,425	135,951	338,641	0	31,159	1,259,176
Dwayne D. Hallman,	2011	320,000	0	227,500	122,500	163,536	0	24,645	858,181
EVP & CFO	2010	280,911	0	130,000	70,000	119,063	0	22,662	622,636
	2009	259,056	0	113,372	37,767	107,886	0	21,497	539,578
Stephen P. Cardinal,	2011	393,812	40,252	325,000	175,000	201,258	0	27,891	1,163,213
EVP & CMO	2010	386,000	0	325,000	175,000	202,650	0	26,844	1,115,494
	2009	380,000	100,000	302,319	129,475	328,449	0	28,755	1,268,998
Thomas C. Wilkinson,	2011	319,012	0	227,500	122,500	130,425	0	24,571	824,008
EVP P&C	2010	309,000	0	227,500	122,500	119,052	0	24,491	802,543
	2009	300,000	0	181,388	77,679	123,948	0	24,297	707,312
Paul D. Andrews,	2011	244,781	0	162,500	87,500	100,076	0	21,328	616,185
SVP HR & Admin. Operations	2010	236,550	0	162,500	87,500	113,184	0	20,540	620,274
	2009	228,000	0	151,156	64,738	132,650	0	19,544	596,088

(1)	Represents each NEO’s actual base salary paid for the years ended December 31, 2011, 2010 and 2009, respectively.

(2)	For 2011, this represents an additional award related to Mr. Cardinal’s interim leadership of the Annuity and Life segments. For 2009, it represents a sign-on bonus for Mr. Cardinal.

(3)

Represents the grant date fair value of service-based and performance-based RSUs granted in each year. Performance-based RSUs are valued based on assumed performance at Target with the potential of 50% to 200% of Target being earned based on performance results.

(4)	Represents the grant date fair value of $6.20 per share for stock options granted on March 9, 2011.

(5)	Represents the cash payout for the AIP earned in each year.

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs during 2011.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Company Contributions to Defined Contribution Plans ($)	Total ($)
Peter H. Heckman, President & CEO	1,670	36,725	38,395
Dwayne D. Hallman, EVP & CFO	1,295	23,350	24,645
Stephen P. Cardinal, EVP & CMO	850	27,041	27,891
Thomas C. Wilkinson, EVP P&C	1,270	23,301	24,571
Paul D. Andrews, SVP HR & Admin. Operations	1,745	19,583	21,328

(1)	Includes a dining club membership and various airline club memberships, which are provided to help facilitate meetings conducted outside of the office.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2011 Annual Incentive and the grant of the 2011 Long-term Incentive for the 2011-2012 performance period. Actual payouts under the 2011 AIP are included in the “Summary Compensation Table”. Payouts for the 2011 Long-term Incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2011-2012 performance period.

Name & Principal Position	Grant Date	Incentive Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter H. Heckman,		AIP	205,625	411,250	822,500	N/A	N/A	N/A	N/A	N/A	N/A	N/A
President & CEO	3/9/2011	LTI	N/A	N/A	N/A	14,500	29,100	58,200	N/A	N/A	$17.01	494,991
	3/9/2011	LTI	N/A	N/A	N/A	N/A	12,900	N/A	N/A	N/A	$17.01	219,429
	3/9/2011	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	62,100	$17.01	385,240
Dwayne D. Hallman,		AIP	80,000	160,000	320,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
EVP & CFO	3/9/2011	LTI	N/A	N/A	N/A	4,650	9,300	18,600	N/A	N/A	$17.01	158,193
	3/9/2011	LTI	N/A	N/A	N/A	N/A	4,100	N/A	N/A	N/A	$17.01	69,741
	3/9/2011	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	19,800	$17.01	122,830
Stephen P. Cardinal,		AIP	98,453	196,906	393,812	N/A	N/A	N/A	N/A	N/A	N/A	N/A
EVP & CMO	3/9/2011	LTI	N/A	N/A	N/A	6,600	13,200	26,400	N/A	N/A	$17.01	224,532
	3/9/2011	LTI	N/A	N/A	N/A	N/A	5,900	N/A	N/A	N/A	$17.01	100,359
	3/9/2011	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	28,200	$17.01	174,940
Thomas C. Wilkinson,		AIP	63,803	127,605	255,210	N/A	N/A	N/A	N/A	N/A	N/A	N/A
EVP P&C	3/9/2011	LTI	N/A	N/A	N/A	4,650	9,300	18,600	N/A	N/A	$17.01	158,193
	3/9/2011	LTI	N/A	N/A	N/A	N/A	4,100	N/A	N/A	N/A	$17.01	69,741
	3/9/2011	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	19,800	$17.01	122,830
Paul D. Andrews,		AIP	48,957	97,913	195,826	N/A	N/A	N/A	N/A	N/A	N/A	N/A
SVP HR & Admin.	3/9/2011	LTI	N/A	N/A	N/A	3,300	6,600	13,200	N/A	N/A	$17.01	112,266
Operations	3/9/2011	LTI	N/A	N/A	N/A	N/A	2,900	N/A	N/A	N/A	$17.01	49,329
	3/9/2011	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	14,100	$17.01	87,470

N/A – Not applicable

(1)	Represents performance-based 2011 Annual Incentive.

(2)	Represents service-based and performance-based RSU portions of the 2011 Long-term Incentive grant.

(3)	Represents the stock option portion of the 2011 Long-term Incentive grant.

(4)	Totals equate to each NEO’s 2011 Long-term Incentive target amount. The fair value of stock options was determined using the Black-Scholes model.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the exercisable and unexercisable stock options, as well as unvested RSUs held by each NEO at December 31, 2011.

	Option Awards					Stock Awards (RSUs)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Peter H. Heckman, President & CEO	53,300	0	$18.76	03/09/05	05/09/12
	23,768	0	$20.23	03/06/07	03/06/14
	23,778	7,926	$16.81	03/05/08	03/05/15
	27,250	27,250	$6.91	03/04/09	03/04/16
	7,934	23,802	$13.83	03/03/10	03/03/17
	0	62,100	$17.01	03/09/11	03/09/18	55,390	$759,397	48,087	$659,273
Dwayne D. Hallman, EVP & CFO	30,000	0	$13.88	02/27/03	02/27/13
	13,350	0	$18.76	03/09/05	05/09/12
	7,924	0	$20.23	03/06/07	03/06/14
	7,926	2,642	$16.81	03/05/08	03/05/15
	7,570	7,570	$6.91	03/04/09	03/04/16
	3,022	9,066	$13.83	03/03/10	03/03/17
	0	19,800	$17.01	03/09/11	03/09/18	19,818	$271,705	16,475	$225,872
Stephen P. Cardinal, EVP & CFO	202,704	0	$9.04	12/10/08	12/10/15
	25,952	25,952	$6.91	03/04/09	03/04/16
	7,556	22,668	$13.83	03/03/10	03/03/17
	0	28,200	$17.01	03/09/11	03/09/18	46,155	$632,785	30,802	$422,295
Thomas C. Wilkinson, EVP P&C	5,000	0	$16.28	09/11/02	09/11/12
	10,650	0	$18.76	03/09/05	05/09/12
	7,924	0	$20.23	03/06/07	03/06/14
	9,057	3,019	$16.81	03/05/08	03/05/15
	47,368	31,580	$15.46	09/10/08	09/10/15	5,441	$74,596
	15,570	15,570	$6.91	03/04/09	03/04/16
	5,289	15,867	$13.83	03/03/10	03/03/17
	0	19,800	$17.01	03/09/11	03/09/18	29,034	$398,056	21,624	$296,465
Paul D. Andrews, SVP HR & Admin. Operations	21,350	0	$18.76	03/09/05	05/09/12
	9,056	0	$20.23	03/06/07	03/06/14
	11,322	3,774	$16.81	03/05/08	03/05/15
	12,976	12,976	$6.91	03/04/09	03/04/16
	3,778	11,334	$13.83	03/03/10	03/03/17
	0	14,100	$17.01	03/09/11	03/09/18	23,025	$315,673	$15,401	$211,148

(1)	Long-term Incentive stock option grants are service-based and all unexercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.

(2)

Represents unvested service-based RSUs granted in 2009, 2010, and 2011 in addition to performance-based RSUs granted in 2009 and earned at the end of 2010 and RSUs granted in 2010 and earned at the end of 2011. For Mr. Wilkinson, it also represents an unvested portion of service-based RSUs from a prior year grant.

(3)	Represents the value of the RSUs based on the closing stock price of $13.71 on December 31, 2011.

(4)

The performance-based RSUs granted in 2010 were not earned until the end of the 2010-2011 performance period. RSUs earned at the end of the performance period will vest 50% in 2012 and 50% in 2013. The performance-based RSUs granted in 2011 will not be earned until the end of the 2011-2012 performance period. RSUs earned at the end of the performance period will vest 50% in 2013 and 50% in 2014.

Option Exercises and Stock Vested

In 2011, Mr. Cardinal vested in RSUs that were granted as part of his employment offer. As Mr. Cardinal did not defer these RSUs, he acquired shares of HMEC Common Stock at vesting.

Name & Principal Position	Option Awards		Stock Awards (RSUs)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Peter H. Heckman, President & CEO	0	0	0	0
Dwayne D. Hallman, EVP & CFO	0	0	0	0
Stephen P. Cardinal, EVP & CMO	0	0	1,443	19,610
Thomas C. Wilkinson, EVP P&C	0	0	11,372	155,910
Paul D. Andrews, SVP HR & Admin. Operations	0	0	0	0

(1)

For Mr. Cardinal it represents the number of shares vested and acquired as part of a RSU sign-on consideration. For Mr. Wilkinson it represents the number of shares vested and acquired as part of the 2009-2010 Long-term Incentive Program.

(2)

The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized upon vesting stock awards will depend upon the prices of the acquired shares when they are actually sold.

Pension Benefits

The defined benefit plans (qualified and nonqualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all of the Company’s NEOs were hired subsequent to that date, they are not eligible to participate in the defined benefit plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of Long-term Incentive cash compensation prior to 2009 when cash was a component of the Long-term Incentive Program. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. Contributions and earnings reported below are for the year ended December 31, 2011 and the aggregate balance is as of December 31, 2011.

The Company also sponsors an unfunded excess pension plan, the Nonqualified Money Purchase Pension Plan (“NQMPPP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2011 was $245,000. The NQMPPP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQMPPP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

The following table sets forth information regarding participation by the NEOs in the Company’s NQMPPP and nonqualified deferred compensation plan as of December 31, 2011.

Name & Principal Position	Account	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Earnings in Last FY ($) (2)	Balance at Last FYE ($)
Peter H. Heckman,	NQMPP Account	0	17,125	7,159	181,957
President & CEO	Deferred Compensation Account	0	0	(132,483)	484,134
Dwayne D. Hallman,	NQMPP Account	0	3,750	461	14,321
EVP & CFO	Deferred Compensation Account	0	0	(23,845)	87,137
Stephen P. Cardinal,	NQMPP Account	0	7,441	364	14,907
EVP & CMO	Deferred Compensation Account	0	0	0	0
Thomas C. Wilkinson,	NQMPP Account	0	3,701	428	13,512
EVP P&C	Deferred Compensation Account	0	0	(13,043)	47,662
Paul D. Andrews, SVP HR & Admin. Operations	NQMPP Account	0	0	24	565
	Deferred Compensation Account	0	0	(41,670)	152,274

(1)	Represents the 2011 NQMPPP Company contributions. These contributions are included in the All Other Compensation column of the “Summary Compensation Table” for 2011.

(2)

Represents (1) the gains in the NQMPP in 2011 and (2) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2010 to December 31, 2011, each excluding contributions reflected in the first two columns.

Potential Payments upon Termination or Change in Control

The NEOs are entitled to receive certain payments and other benefits for termination due to death or disability; termination for cause; voluntary termination; termination without cause or constructive termination prior to a CIC; and termination without cause or constructive termination following a change in control. The CEO’s and other NEOs’ payments and benefits for termination (other than change in control) are governed by the terms of the qualified and non-qualified plan documents, equity grant agreements and bonus plans that apply to the broad-based employee population. Each NEO’s change in control agreement requires a termination of employment in addition to a change of control of the Company before benefits under the agreement are triggered.

An overview of benefits available under each scenario is provided below and should be read along with the footnotes accompanying the related table. These calculations are an estimate only for purposes of this Proxy Statement.

Death or Disability – Except for performance-based cash payments, no NEOs receive any cash payments. The treatment of long-term incentives is as follows:

•

Stock Options – All stock options vest immediately. With respect to disability, executives have the full option term to exercise the stock options. With respect to death, the executive’s estate has two years to exercise the stock options.

•	Service-based RSUs – All service-based RSUs vest immediately.

•

Performance-based RSUs – With respect to disability, RSUs still subject to performance conditions vest pro-rata at the end of the performance period based on actual performance and earned but unvested RSUs vest immediately. With respect to death, RSUs still subject to performance conditions vest pro-rata immediately at target level of performance and earned but unvested RSUs vest immediately.

•

Performance-based Cash – With respect to disability, cash still subject to performance conditions will be paid out pro-rata at the end of the performance period based on actual performance and earned but unpaid cash will be paid immediately. With respect to death, cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance and earned but unpaid cash will be paid immediately.

Termination for Cause or Voluntary Termination – Executives forfeit all unpaid and unvested awards. However, as Mr. Heckman and Mr. Andrews are retirement eligible, they would receive any unpaid bonus plus vest upon retirement in any unvested awards made prior to 2011. Awards made in 2011 and after receive pro-rated vesting based on service.

Termination Without Cause or Constructive Termination Prior to a Change in Control – All NEOs receive the Company’s standard severance program which is 2 weeks of salary for each year of service, with a maximum payment of 24 weeks of salary. As Mr. Heckman and Mr. Andrews are retirement eligible, they would receive any earned and unpaid bonus plus vest upon retirement in any unvested awards made prior to 2011. Awards made post-2010 receive pro-rated vesting based on service.

Termination Without Cause or Constructive Termination Following a Change in Control –

•	Cash Payment – The NEOs receive multiples of their annual cash compensation (base salary plus Annual Incentive Program award) as shown in the following table:

Name & Principal Position	Change in Control Multiple
Peter H. Heckman, President & CEO	2.9x
Dwayne D. Hallman, EVP & CFO	2.0x
Stephen P. Cardinal, EVP & CMO	2.0x
Thomas C. Wilkinson, EVP P&C	2.0x
Paul D. Andrews, SVP HR & Admin. Operations	2.0x

•	Stock Options – All stock options vest immediately.

•	Service-based RSUs – All service-based RSUs vest immediately.

•	Performance-based RSUs – RSUs still subject to performance conditions vest pro-rata immediately at the target level of performance and earned but unvested RSUs vest immediately.

•

Performance-based Cash Incentives – Cash incentives still subject to performance conditions will be paid out pro-rata immediately at the target level of performance and earned but unpaid cash will be paid immediately.

The following table sets forth estimated payments and other benefits for the NEOs for the above scenarios. These calculations are estimates only for purposes of disclosure in this Proxy Statement. Payments on an actual change in control may differ from amounts shown below based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analysis.

Estimated Payments ($) Assuming Termination as of December 31, 2011 (1)
Name, Principal Position & Benefits	Due to Death or Disability	For Cause	Voluntary	Retirement	Without Cause or Constructive Termination Prior to CIC	Without Cause or Constructive Termination Post-CIC
Peter H. Heckman, President & CEO (2)

Cash Severance	0	0	0	0	253,846	2,838,471
AIP	420,000	0	0	420,000	420,000	420,000
Acceleration of Stock Options	185,300	0	0	185,300	185,300	185,300
Acceleration of RSUs	1,193,077	0	0	1,193,077	1,193,077	1,193,077
Health and Welfare	0	0	0	0	0	48,551
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	1,492,932
TOTAL	1,798,377	0	0	1,798,377	2,052,223	6,178,331
Dwayne D. Hallman, EVP & CFO

Cash Severance	0	0	0	0	98,462	878,126
AIP	160,000	0	0	0	160,000	160,000
Acceleration of Stock Options	51,476	0	0	0	0	51,476
Acceleration of RSUs	424,677	0	0	0	0	424,677
Health and Welfare	0	0	0	0	0	46,977
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	481,361
TOTAL	636,153	0	0	0	258,462	2,042,617
Stephen P. Cardinal, EVP & CMO

Cash Severance	0	0	0	0	45,663	1,125,673
AIP	197,875	0	0	0	197,875	197,875
Acceleration of Stock Options	176,474	0	0	0	0	176,474
Acceleration of RSUs	946,311	0	0	0	0	946,311
Acceleration of Performance Cash	38,366	0	0	0	0	38,366
Health and Welfare	0	0	0	0	0	30,777
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	644,891
TOTAL	1,359,026	0	0	0	243,538	3,160,367
Thomas C. Wilkinson, EVP P&C

Cash Severance	0	0	0	0	111,237	848,479
AIP	128,540	0	0	0	128,540	128,540
Acceleration of Stock Options	105,876	0	0	0	0	105,876
Acceleration of RSUs	695,497	0	0	0	0	695,497
Health and Welfare	0	0	0	0	0	19,846
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	473,095
TOTAL	929,913	0	0	0	239,777	2,271,333
Paul D. Andrews, SVP HR & Admin. Operations (2)

Cash Severance	0	0	0	0	94,837	891,442
AIP	98,630	0	0	98,630	98,630	98,630
Acceleration of Stock Options	88,237	0	0	88,237	88,237	88,237
Acceleration of RSUs	472,433	0	0	472,433	472,433	472,433
Health and Welfare	0	0	0	0	0	16,395
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	416,587
TOTAL	659,300	0	0	659,300	754,137	1,983,724

N/A – Not applicable

(1)	All AIP and LTI earned payouts are assumed to be at target. All equity-based awards are valued at the December 31, 2011 closing stock price of $13.71.

(2)

Termination due to Death, Disability, For Cause, or Voluntary would result in Mr. Heckman and Mr. Andrews receiving the full amount of their previously awarded compensation earned during their tenure as each is retirement eligible and would receive any earned and unpaid bonus plus vest upon retirement in any unvested pre-2011 awards at termination. Awards made post-2010 are subject to proration based on service.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

CHARLES R. WRIGHT, Chairman

MARY H. FUTRELL, STEPHEN J. HASENMILLER and GABRIEL L. SHAHEEN, Members

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the 401(k) plan):

Equity Compensation Plans	Securities to be Issued	Weighted Average Exercise Price	Securities Available for Future Issuance (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	2,600,583	$15.13	N/A
Restricted Stock Units (2)	1,135,840	N/A	N/A
Subtotal	3,736,423	N/A	N/A
Deferred Compensation (2)(3)	228,589	N/A	N/A
Subtotal	3,965,012	N/A	1,569,653
Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	3,965,012	N/A	1,569,653

N/A – Not applicable

(1)	Includes grants under the HMEC 2010 Comprehensive Executive Compensation Plan (“CECP”).

(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.

(3)

The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 32 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the section “Executive Compensation”.

(4)	Excludes securities reflected in the Securities to be Issued column.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2012 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2011.

Fees of KPMG LLP

The following were the fees of KPMG LLP for the years ended December 31, 2011 and 2010.

Fees	2011	2010
Audit (1)	$1,574,600	$1,522,600
Audit-Related (2)	$254,400	$256,700
Tax (3)	0	0
All Other (4)	0	0

(1)

Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, the audit of the Company’s internal control over financial reporting as of December 31, 2011 and 2010, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2011 and 2010 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2011 and 2010.

(2)

Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2011 and 2010, exclusive of the fees disclosed under “Audit Fees”. In 2011 and 2010, KPMG LLP audited the Company’s employee benefits plans. Also in 2011 and 2010, KPMG LLP prepared SOC1 and SAS No. 70 reports, respectively, on the Company’s annuity operations.

(3)	Represents the aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2011 and 2010.

(4)

Represents the aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2011 and 2010.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2011 and 2010.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Shareholder Proposals for 2013 Annual Meeting of Shareholders

Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2013 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 12, 2012 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2013 Annual Meeting of Shareholders.

In the event that a Shareholder intends to present any proposal at the 2013 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. Accordingly, proxies solicited by the Board for the 2013 Annual Meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 7, 2013, which is 45 days prior to the anticipated Annual Meeting date of May 22, 2013.

Householding

If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001 or 217-789-2500.

We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

Ann M. Caparrós
Corporate Secretary

Springfield, Illinois

April 9, 2012

EXHIBIT 1

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

AMENDMENT NO. 1

Effective May 23, 2012, the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan is amended in accordance with the terms and conditions of the Plan as follows. Amend Sections 5.01 and 5.02 and restate Section V. Stock Subject to Plan to read in its entirety as follows:

V.     Stock Subject to Plan

5.01 Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 12.05, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be

(a)	1,913,608 as of March 15, 2010 plus

(b)	the number of shares subject to awards under the Plan and Preexisting Plans which become available in accordance with Section 5.02 after May 27, 2010, and

(c)	an additional 2,200,000 shares.

Of these shares, 100% may be delivered in connection with any Award, including “full-value Awards,” meaning Awards other than Options, SARs, or Awards for which the Participant pays the intrinsic value, either directly or in exchange for (or by foregoing) a right to receive a cash payment from the Company equal to the intrinsic value of the Award; provided, however, that any shares granted under Options or SARs shall be counted against the share limit on a one-for-one basis and any shares granted as full-value Awards shall be counted against the share limit as two and one half (2.5) shares for every one (1) share subject to such Award. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock or treasury Stock at least the number of shares of Stock from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

5.02 Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares of Stock subject to an Award or an award under a Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated or settled without delivery of the full number of shares of Stock subject to such Award to the Participant will again be available for Awards. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or an Affiliate, shares delivered or to be delivered in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. This Section 5.02 shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. Notwithstanding the foregoing, the following shares of Stock will not be added back (or with respect to awards under a Preexisting Plan, will not be added) to the aggregate number of shares of Stock available for issuance: (i) any shares of Stock that were subject to an SAR that was settled in stock (or a stock appreciation right granted under a Preexisting Plan that was settled in stock), (ii) shares of Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Preexisting Plan), (iii) shares of Stock delivered to or withheld by the Company to pay the withholding taxes related to an Option or SAR (or an option or stock appreciation right

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granted under a Preexisting Plan), or (iv) shares of Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Preexisting Plan). Any shares of Stock that again become available for grant (or with respect to awards under a Preexisting Plan, are added to the aggregate number of shares of Stock available for issuance) pursuant to this Section 5.02 shall be added back as one (1) share of Stock if such shares were subject to Options or SARs granted under the Plan or options or stock appreciation rights granted under a Preexisting Plan, and as two and one half (2.5) shares of Stock if such shares were subject to full-value Awards granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Preexisting Plans.

5.03 Per Person Award Limits. Subject to Section 12.05, the aggregate number of shares of Stock subject to Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m) granted during any calendar year to any one Eligible Person (taking into account the maximum number payable based on performance exceeding target objectives) shall not exceed 500,000. The maximum amount payable as a cash Award for any performance period to an Eligible Person that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be $2.5 million per calendar year. In the case of an award with a multi-year performance period, the 500,000 share and $2.5 million limit shall apply to each calendar year (or portion thereof) in the performance period. This limitation on cash Awards is separate from and not affected by the limitation on Awards denominated in shares of Stock.

5.04 Preexisting Plans. Upon shareholder approval of the Plan, no further grants of Awards will be made under any Preexisting Plan.

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HA–C00368 (Mar. 12)

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a Mary H. Futrell 1b Stephen J. Hasenmiller 1c Peter H. Heckman 1d Ronald J. Helow 1e Gabriel L. Shaheen 1f Roger J. Steinbecker 1g Robert Stricker 1h Charles R. Wright		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
					The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
					2	Approval of an amendment to the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan which will make 2.2 million additional shares of Common Stock available under the Plan and will include a fungible share pool.	☐	☐	☐

					3	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2012.	☐	☐	☐

					4	Approval of the advisory resolution on Named Executive Officers’ compensation.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

		☐			Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com.

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2012

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Gabriel L. Shaheen and Peter H. Heckman, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 23, 2012, at 9:00 a.m. CDT, at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2, 3, AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side